Exhibit 99.1
For more information:
Jennifer Straumins, 317-328-5660
jennifer.straumins@calumetspecialty.com
FOR IMMEDIATE RELEASE
Calumet Specialty Products Partners, L.P. Announces $450 Million Private Offering of
Senior Notes
     Indianapolis, IN (July 12, 2010) – Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (“Calumet”) and its wholly owned subsidiary Calumet Finance Corp. announced today that, subject to market conditions, they intend to offer for sale in a private placement under Rule 144A to eligible purchasers $450 million in aggregate principal amount of senior unsecured notes. Calumet intends to use the net proceeds from the private placement to repay in full all of the outstanding borrowings under its existing senior secured term loan facility as well as all accrued interest and fees, repay a portion of the outstanding borrowings under its existing revolving credit facility and pay transaction costs relating to its entrance into a new revolving credit facility.
     The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Calumet plans to offer and sell the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.
     This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.
     This press release includes statements regarding the offering that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Calumet undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.